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                                                             EXHIBIT 10.12


                              BRE PROPERTIES, INC.


                       SUPPLEMENTAL ERISA RETIREMENT PLAN

                            EFFECTIVE JANUARY 1, 1994

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                                    ARTICLE I

                                   DEFINITIONS

1.01  "COMPANY" means BRE Properties, Inc.  As designated in the Retirement
      Plan.

1.02 "PARTICIPANT" means any employee who: (a) is eligible for benefits under the Retirement Plan and (b) meets the eligibility requirements of Section
      2.02 of this Plan.

1.03  "PLAN" means this plan, the BRE Properties, Inc. Supplemental ERISA Plan.

1.04  "RETIREMENT PLAN BENEFITS" is defined in Section 2.09 of this Plan.

1.05  "RETIREMENT PLAN" means BRE Properties, Inc. Retirement Plan.

1.06 "RETIREMENT PARTICIPANT" means a Participant who retired in accordance with the provisions of the Retirement Plan.

1.07  "SPOUSE" means Spouse as defined in the Retirement Plan.


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                                   ARTICLE II

                     ELIGIBILITY FOR AND AMOUNT OF BENEFITS

2.01 PURPOSE. The purpose of this Plan is to restore to employees of the Company the benefits they lose under the Retirement Plan as a result of the compensation limit in section 401(a)(17) of the Internal Revenue Code of 1986, as amended, or any successor provision ["section 401(a)(17)].

2.02 ELIGIBILITY. Each Participant is eligible to receive a benefit under this Plan if:

          (a)  he or she has vested in benefits under the Retirement Plan;

          (b) he or she has vested benefits reduced because of the application of section 401(a)(17); and

          (c) he or she is not eligible to receive a benefit under BRE Supplemental Executive Retirement Plan.

2.03 AMOUNT OF BENEFIT. The contribution under this Plan will equal the contribution, if any, that would have been payable to the Participant under the term of the Retirement Plan, but for the restrictions of section 401(a)(17) and section 415 of the Internal Revenue Code of 1986, as amended, or any successor section ("section 415").

      If benefits are not payable under the Retirement Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Plan with respect to such Retirement Plan.

      An unfunded account will be established  for each Participant.   Annually
      an amount will be credited to the account and will equal the contribution rate under the Retirement Plan multiplied by compensation in excess of the 401(1)(17) limit. Interest will be credited to this account quarterly using the 5-year U.S. Treasury Rate adjusted and compounded quarterly.

2.04 PRERETIREMENT SURVIVING SPOUSE BENEFIT. Preretirement Surviving Spouse Benefits will be payable under this Plan on behalf of a Participant if such Participant's surviving Spouse is eligible for benefits payable from the Retirement Plan. The benefit payable will be the account balance that would have been payable under the Retirement Plan but for the restrictions of section 401(a)(17) and section 415.

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2.05  DEATH BENEFITS AFTER RETIREMENT.  Any remaining account balance will be payable from this Plan to a beneficiary or contingent annuitant designated by a Retired Participant.

      No benefit will be payable under this Plan with respect to a beneficiary or contingent annuitant after the death of such person.

2.06 FORMS AND TIMES OF BENEFIT PAYMENTS. The Company will determine the form and timing of benefit payments in its sole discretion. However, for payments made to supplement those of a particular Retirement Plan, the Company will only select among the options available under that Retirement Plan.

2.07 PLAN TERMINATION. No further benefits may be earned under this Plan with respect to the Retirement Plan after the termination of such Retirement Plan.

2.08 RETIREMENT PLAN BENEFITS. The term "Retirement Plan Benefits" generally means the benefits actually payable to a Participant, Spouse, or beneficiary under the Retirement Plan. However, this Plan is only intended to remedy pension reductions caused by the operation of section 401(a)(17) and not reductions caused for any other reason.

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                                   ARTICLE III

                                  MISCELLANEOUS

3.01 AMENDMENT AND PLAN TERMINATION. The Company may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, but no amendment, suspension or termination of the Plan shall, without the consent of a Participant, affect the Participant's right or the right of the surviving Spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

3.02 NOT AN EMPLOYMENT AGREEMENT. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with the Participants without regard to the existence of this Plan.

3.03 ASSIGNMENT OF BENEFITS. A Participant, Retired Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may the same be subject to attachment or garnishment by any creditor's claim or to legal process.

3.04 CONSTRUCTION. The Company shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

3.05 GOVERNING LAW. This Plan shall be governed by the law of the State of California, except to the extent superseded by federal law.

3.06 NUMBER. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.